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                        TD WATERHOUSE VARIABLE ANNUITY
             UNION SECURITY LIFE INSURANCE COMPANY OF NEW YORK

                              FILE NO. 333-20345

      SUPPLEMENT DATED MARCH 1, 2006 TO THE PROSPECTUS DATED MAY 2, 2005

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              SUPPLEMENT DATED MARCH 1, 2006 TO YOUR PROSPECTUS

On April 4, 2006, shareholders will vote on the proposed merger of AIM V.I. Core Stock Fund into AIM V.I. Core Equity Fund. If the proposed merger is approved, all assets of AIM V.I. Core Stock Fund will be transferred into AIM V.I. Core Equity Fund, and shareholders of AIM V.I. Core Stock Fund will receive shares of AIM V.I. Core Equity Fund. If approved by the shareholders, the merger is scheduled to take place on or about May 1, 2006.

As a result, if any of your Contract Value is currently invested in AIM V.I. Core Stock Fund Sub-Account, that Contract Value will be merged into AIM V.I. Core Equity Fund Sub-Account. If any portion of your future premium payments are allocated to AIM V.I. Core Stock Fund Sub-Account, you should re-direct that allocation to another Sub-Account available under your Contract before the close of trading on the New York Stock Exchange on April 27, 2006.

Effective as of the close of trading of the New York Stock Exchange on April 28, 2006, any Dollar Cost Averaging, InvestEase,(R) Asset Rebalancing Program or other administrative program that includes transfers of Contract Value or allocations to AIM V.I. Core Stock Fund Sub-Account will be updated to reflect the AIM V.I. Core Equity Fund Sub-Account.

In the event that the proposed merger is approved, all references and information contained in the prospectus for your Contract related to AIM V.I. Core Stock Fund are deleted.

In addition, the AIM V.I. Core Equity Fund Sub-Account and Underlying Fund will be added to the prospectus by May 1, 2006, if the merger is approved by shareholders on April 4, 2006.

THIS SUPPLEMENT SHOULD BE RETAINED WITH THE PROSPECTUS FOR FUTURE REFERENCE.

HV-5154



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                                                                        [LOGO]

                                                                  THE HARTFORD

March 1, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attention: Filing Room

Re: Union Security Life Insurance Company of New York
    TD Waterhouse Variable Annuity
    File No. 333-20345

Dear Sir or Madam:

In accordance with Rule 424(c) of the Securities Act of 1933, we are electronically filing via EDGAR a copy of the Supplement dated March 1, 2006, to the Prospectus dated May 2, 2005, for the above-referenced registration.

If you should have any additional questions, please feel free to contact me at
(860) 843-8425.

Sincerely,

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/s/ Brent Jones
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Brent Jones
Paralegal
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